Exhibit 99.1

TCR2 Therapeutics Reports First Quarter 2021 Financial Results and Provides Corporate Update

CAMBRIDGE, Mass., May 13, 2021 - TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage cell therapy company with a pipeline of novel T cell therapies for patients suffering from cancer, today announced financial results for the first quarter ended March 31, 2021 and provided a corporate update.

“We remain on track to identify the recommended Phase 2 dose for gavo-cel in 2021 and advance into the expansion portion of the Phase 1/2 trial where our primary focus will be efficacy as well as continuing to monitor for safety. The clinical benefit we have observed with our cancer patients gave us confidence to expand our manufacturing capabilities by establishing a commercial-scale cGMP facility in Rockville, Maryland, which we expect to come online in 2023,” said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. “In the last quarter we were also able to showcase our early-stage programs in our rich pipeline and reflect on the versatility of our TRuC-T cell platform. This included presenting our CD70-targeted autologous TRuC-T cell and our mesothelin-targeted allogeneic TRuC-T cell at AACR. As for our additional solid tumor milestones in 2021, we expect to present more complete data from the dose escalation Phase 1 portion of the gavo-cel trial, file an IND for TC-510, a mesothelin-targeted TRuC-T cell enhanced with a PD-1:CD28 switch receptor, and present preclinical data on our IL-15 enhancement, which we believe will drive even longer persistence and expression of a memory phenotype, characteristics which could be beneficial across our portfolio.”

Recent Developments

gavo-cel:

•

TCR[2] presented clinical and translational data from the dose escalation portion of the Company’s Phase 1/2 clinical trial of gavo-cel in patients with treatment refractory mesothelin-expressing solid tumors at the American Association for Cancer Research (AACR) Virtual Annual Meeting. The data reported were from eight treatment-refractory mesothelin-expressing solid tumor patients and highlighted translational markers consistent with the clinical profile, including transduction efficiency, CD4:CD8 ratio, memory phenotype, expansion and persistence and cytokines.

Early-Stage Pipeline

•

TCR[2] presented new preclinical data from its allogeneic “off the shelf” TRuC-T cell targeting mesothelin highlighting a lack of alloreactivity, reduced risk of host rejection, upregulation of activation markers, secretion of cytokines and clearance of tumors comparable to gavo-cel at the AACR Virtual Annual Meeting.

•

TCR[2] presented new preclinical data from its TRuC-T cell targeting CD70 highlighting T cell expansion, improved memory phenotype, significant anti-tumor efficacy in multiple xenograft mouse models with no evidence of in vivo fratricide at the AACR Virtual Annual Meeting.

Corporate:

•

TCR[2] announced that it signed a long-term, full-building lease with Alexandria Real Estate Equities, Inc. (NYSE: ARE) for an existing 85,000 square foot cell therapy manufacturing facility in Rockville, Maryland which is ready for Current Good Manufacturing Practice (cGMP) build-out. The site will support clinical and commercial production of gavo-cel with a capacity that is projected to treat several thousand cancer patients annually. The facility is expected to accelerate the Company’s commercial-scale manufacturing timelines with production anticipated in 2023.

•

TCR[2] announced the appointment of Aaron Vernon as Vice President of Technical Operations. Previously, Mr. Vernon held senior positions including Vice President of Global Technical Operations and Vice President of Engineering & Supply Chain at Autolus Therapeutics, where he led manufacturing capacity expansion and overseeing internal and external manufacturing of plasmid, vector and cell therapy products.

Anticipated Milestones

•

TCR[2] to present additional safety, efficacy and translational data from the Phase 1 portion of the gavo-cel Phase 1/2 clinical trial for patients with mesothelin-expressing solid tumors throughout 2021.

•

TCR[2] to present an interim update from the Phase 1 portion of the TC-110 Phase 1/2 clinical trial for patients with CD19+ non-Hodgkin lymphoma or adult acute lymphoblastic leukemia in the second half of 2021.

•	TCR[2] plans to file an IND for TC-510, the first enhanced TRuC-T cell targeting mesothelin with a PD-1:CD28 switch, in the second half of 2021.
•	TCR[2] plans to select a development candidate for its allogeneic program in the second half of 2021.
•	TCR[2] to present preclinical data on its IL-15 enhancements program in the second half of 2021.
•

TCR[2] anticipates production of clinical trial material from ElevateBio LLC and its manufacturing facility in Stevenage, UK, both in anticipation of demand from the Phase 2 expansion trial of gavo-cel, in 2022.

Financial Highlights

•

Cash Position: TCR[2] ended the first quarter of 2021 with $333.3 million in cash, cash equivalents, and investments compared to $228.0 million as of December 31, 2020. Net cash used in operations was $19.9 million for the first quarter of 2021 compared to $16.4 million for the first quarter of 2020. TCR[2] projects net cash use of $100-110 million for 2021, which includes tenant improvements to the Rockville facility. We expect cash on hand to support operations through 2023.

•

R&D Expenses: Research and development expenses were $15.9 million for the first quarter of 2021 compared to $12.0 million for the first quarter of 2020. The increase in R&D expenses is primarily related to ongoing clinical trials, increase in headcount and additional lab facilities.

•

G&A Expenses: General and administrative expenses were $5.7 million for the first quarter of 2021 compared to $4.3 million for the first quarter of 2020. The increase in general and administrative expenses was primarily due to an increase in personnel costs.

•	Net Loss: Net loss was $21.5 million for the first quarter of 2021 compared to $15.5 million for the first quarter of 2020, driven predominantly by increased personnel expenses.

Rockville Facility

In March 2021, we entered into a lease for a new manufacturing facility. The landlord built an approximately 85,000 square foot rental building in Rockville, Maryland and leased the facility to the Company as a manufacturing facility for an initial term of 15 years through June 2036.

Because we are involved in the construction project and are responsible for paying a significant portion of the costs of normal finish work and structural elements of the facility, the Company is deemed for accounting purposes to be the owner of the building during the construction period under build to suit lease accounting guidance under ASC 840, Leases. Therefore, the Company recorded a construction-in-progress asset and a related construction financing obligation on our consolidated balance sheets as a component of property and equipment and lease financing obligations, respectively. We anticipate lease payments of $1.4 million for the remainder of 2021.

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage cell therapy company developing a pipeline of novel T cell therapies for patients suffering from solid tumors or hematological malignancies. TCR2’s proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells) specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). In preclinical studies, TRuC-T cells have demonstrated superior anti-tumor activity compared to chimeric antigen receptor T cells (CAR-T cells), while secreting lower levels of cytokine release. The Company’s lead TRuC-T cell product candidate targeting solid tumors, gavo-cel, is currently being studied in a Phase 1/2 clinical trial to treat patients with mesothelin-positive non-small cell lung cancer (NSCLC), ovarian cancer, malignant pleural/peritoneal mesothelioma, and cholangiocarcinoma. The Company’s lead TRuC-T cell product candidate targeting hematological malignancies, TC-110, is currently being studied in a Phase 1/2 clinical trial to treat patients with CD19-positive adult acute lymphoblastic leukemia (aALL) and with aggressive or indolent non-Hodgkin lymphoma (NHL). For more information about TCR2, please visit www.tcr2.com.

Forward-looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding the therapeutic potential of gavo-cel, timing for interim updates for the gavo-cel and TC-110 clinical trials, timing for the certification of our manufacturing facility in Stevenage, UK and Rockville, MD, increased manufacturing capacity and technical capabilities, including relating to our manufacturing partnership with ElevateBio, LLC, increased clinical trial demand, future IND filings and clinical development plans, the development of the Company’s TRuC-T cells, their potential characteristics, applications and clinical utility, and the potential therapeutic applications of the Company’s TRuC-T cell platform.

The expressed or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; TCR2’s ability to maintain sufficient manufacturing capabilities to support its research, development and commercialization efforts, including TCR2’s ability to secure additional manufacturing facilities; whether TCR2's cash resources will be sufficient to fund TCR2's foreseeable and unforeseeable operating expenses and capital expenditure requirements, the impact of the COVID-19 pandemic on TCR2’s ongoing operations; and other risks set forth under the caption "Risk Factors" in TCR2’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although TCR2 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, except as required by law, neither TCR2 nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

(617) 949-5667

carl.mauch@tcr2.com

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$218,276	$94,155
Investments	115,005	133,831
Prepaid expenses and other current assets	9,690	7,552
Total current assets	342,971	235,538

Property and equipment, net	51,842	10,013
Restricted cash	1,141	583
Deferred offering costs	225	61
Total assets	$396,179	$246,195

Liabilities and stockholders’ equity
Accounts payable	$3,830	$2,448
Accrued expenses and other current liabilities	4,577	6,392
Lease financing obligation	2,114	-
Total current liabilities	10,521	8,840

Lease financing obligation, excluding current portion	35,011	-
Other liabilities	892	807
Total liabilities	46,424	9,647

Stockholders’ equity
Common stock, $0.0001 par value; 150,000,000 shares authorized; 38,159,202 and 24,050,936 shares issued; 38,159,202 and 23,981,109 shares outstanding at December 31, 2020 and 2019, respectively.	4	3
Additional paid-in capital	621,022	486,197
Accumulated other comprehensive income	(44)	63
Accumulated deficit	(271,227)	(249,715)
Total stockholders’ equity	349,755	236,548
Total liabilities and stockholders’ equity	$396,179	$246,195

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Operating expenses
Research and development	$15,924	$11,955
General and administrative	5,668	4,271
Total operating expenses	21,592	16,226
Loss from operations	(21,592)	(16,226)

Interest income, net	116	747
Loss before income tax expense	(21,476)	(15,479)

Income tax expense	36	27
Net loss	$(21,512)	$(15,506)

Per share information
Net loss per share of common stock, basic and diluted	$(0.58)	$(0.65)

Weighted average shares outstanding, basic and diluted	37,062,604	24,011,843

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(21,512)	$(15,506)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	513	306
Stock-based compensation expense	3,120	2,055
Accretion on investments	164	(164)
Deferred tax liabilities	36	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,136)	(1,589)
Accounts payable	1,684	603
Accrued expenses and other liabilities	(1,767)	(2,115)
Cash used in operating activities	(19,898)	(16,410)

Investing activities
Purchases of equipment	(1,491)	(504)
Purchases of investments	(40,732)	(47,956)
Proceeds from sale or maturity of investments	59,287	30,617
Cash used in investing activities	17,064	(17,843)

Financing activities
Proceeds from public offering of common stock, net of issuance costs	131,330	-
Proceeds from the exercise of stock options	376	185
Payments on lease financing obligation	(4,029)	-
Deferred offering costs	(164)	(135)
Cash provided by financing activities	127,513	50

Net change in cash, cash equivalents, and restricted cash	124,679	(34,203)
Cash, cash equivalents, and restricted cash at beginning of year	94,738	65,713
Cash, cash equivalents, and restricted cash at end of period	$219,417	$31,510

# # #